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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The O'Boisie Corporation

Oak Brook, Illinois

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 15, 1996, except for Note 13a, which is as of May 20, 1997, relating to the financial statements of The O'Boisie Corporation, which is contained in that Prospectus. Our report contains explanatory paragraph regarding the Company's ability to continue as a going concern.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

Chicago, Illinois
May 30, 1997